Exhibit 99.1

Stewart Reports First Quarter 2020 Results

Provides COVID-19 Update

- Strong liquidity and capital position provides foundation to support customers, employees and the Company's markets during the upcoming period

- Title revenues of $440.3 million, an increase of $64.2 million, or 17 percent, compared to the prior year quarter

- Net income of $5.2 million ($13.3 million on an adjusted basis) versus net loss of $6.8 million ($6.7 million on an adjusted basis) in the prior year quarter

- Diluted EPS of $0.22 ($0.56 on an adjusted basis) compared to first quarter 2019 diluted EPS of -$0.29 (-$0.28 on an adjusted basis)

HOUSTON, April 22, 2020 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported first quarter 2020 net income attributable to Stewart of $5.2 million ($0.22 per diluted share), compared to a net loss attributable to Stewart of $6.8 million ($0.29 per diluted share) for the first quarter 2019. First quarter 2020 pretax income before noncontrolling interests was $9.3 million compared to a pretax loss before noncontrolling interests of $7.2 million for the first quarter 2019.

First quarter 2020 results included $10.6 million of net unrealized losses recorded in the title segment relating to changes in fair value of equity securities investments.

First quarter 2019 results included the following pretax items:

  $3.5 million of net unrealized gains recorded in the title segment relating to changes in fair value of equity securities investments,
  $2.0 million of third-party advisory expenses related to the terminated Fidelity National Financial (FNF) merger transaction included in other operating expenses within the ancillary services and corporate segment,
  $0.8 million of litigation expense related to a 2013 lender services acquisition included in other operating expenses within the ancillary services and corporate segment, and
  $0.7 million of office closure costs included in other operating expenses within the title segment.

COVID-19 Update
Stewart is closely tracking the COVID-19 pandemic and its impact on our industry and the global economy generally. We enacted our business continuity plan in early March, remaining open for business to underwrite and close real estate transactions for our residential and commercial customers. We continue to take appropriate measures, along with health guidance from industry and governmental bodies, to ensure the safety of all our employees and customers, having been deemed an essential service. Stewart's digital capabilities, including remote online notarization (RON), electronic signature platforms, virtual underwriting, and mobile earnest money transfer tools, continue to help our associates keep the real estate market open and operating in very challenging times. Going forward, we will continue to proactively manage our business through this crisis to assist in maintaining a functioning real estate market, with the safety of our customers and employees being our highest priority. We have significant cash and investments, borrowing availability on our line of credit and a strong balance sheet which we believe will enable us to successfully work through the adverse economic conditions caused by the COVID-19 pandemic.

"While I am pleased with our performance this quarter, as Stewart delivered one of its strongest first quarter performances in its history, the greater measure of our accomplishment is what has been done since the middle of March to support our customers, employees and the real estate markets," commented Fred Eppinger, chief executive officer. "We have been working tirelessly to protect the health and safety of our employees and customers, while rapidly and creatively using all available tools to continue providing leadership in the operations of real estate markets including helping people purchase homes and refinance mortgages. We will continue to carefully monitor the impact of the COVID-19 pandemic on our industry and economy as we provide our customers with the necessary services that are called for in its wake. I remain very optimistic that with our exceptional associates, customer-centric philosophy, and solid balance sheet, Stewart will emerge from this challenging period as a strong, premier provider in title services."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended March 31,
	2020	2019

Total revenues	439.9	398.5
Pretax income (loss) before noncontrolling interests	9.3	(7.2)
Income tax (expense) benefit	(1.9)	2.4
Less: net income attributable to noncontrolling interests	(2.2)	(2.0)
Net income (loss) attributable to Stewart	5.2	(6.8)
Non-GAAP adjustments, after taxes*	8.1	0.1
Adjusted net income (loss) attributable to Stewart*	13.3	(6.7)
Net income (loss) per diluted Stewart share	0.22	(0.29)
Adjusted net income (loss) per diluted Stewart share*	0.56	(0.28)

* See Appendix A

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended March 31,
	2020	2019	% Change

Operating revenues	440.3	376.1	17%
Investment income	5.2	4.7	10%
Net realized and unrealized (losses) gains	(11.1)	3.6	(408)%
Pretax income (loss)	14.8	(0.4)
Pretax margin	3.4%	(0.1)%

Title operating revenues in the first quarter 2020 increased $64.2 million, or 17 percent, compared to the prior year quarter, direct title revenues increased $37.0 million, or 23 percent, and gross independent agency revenues increased $27.2 million, or 13 percent. The higher investment income was due to increased interest income primarily resulting from the higher average cash and cash equivalents balances in the first quarter 2020 versus the prior year quarter. The title segment's net realized and unrealized losses and gains were primarily due to $10.6 million of net unrealized losses and $3.5 million of net unrealized gains relating to changes to the fair value of equity securities investments during the first quarters 2020 and 2019, respectively.

With higher title operating revenues, the title segment's overall operating expenses increased $34.8 million, or 9 percent, in the first quarter 2020 compared to the first quarter 2019, primarily driven by a 13 percent higher agency retention expense and a 5 percent increase in combined employee costs and other operating expenses. Our average independent agency remittance rate in the first quarter 2020 was slightly lower at 17.6 percent, compared to 17.9 percent in the first quarter 2019. Title loss expense increased 19 percent in the first quarter 2020; while as a percentage of title revenues, the title loss expense in the first quarter 2020 was 4.2 percent, which was comparable to the prior year quarter.

Excluding the net realized and unrealized losses and gains, and other non-operating expenses discussed above, the title segment's first quarter 2020 pretax income would have been $25.9 million (5.8 percent margin), compared to a pretax loss of $3.3 million (negative 0.9 percent margin) in the first quarter 2019.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended March 31,
	2020	2019	% Change

Non-commercial:
Domestic	132.8	107.4	24%
International	19.1	15.6	22%
Commercial:
Domestic	41.4	33.7	23%
International	5.0	4.5	11%
Total direct title revenues	198.3	161.2	23%

Direct title revenues increased primarily due to a large number of closed orders during the first quarter 2020 compared to the prior year quarter. First quarter 2020 non-commercial domestic revenues improved as total purchase and refinancing closed orders increased from the prior year quarter, primarily influenced by the lower interest rate environment. Domestic commercial revenues also benefited from 4 percent higher commercial closed orders in the first quarter versus the first quarter 2019. Domestic commercial fee per file in the first quarter 2020 was approximately $11,400, an 18 percent increase versus the first quarter 2019; while domestic residential fee per file was approximately $2,000, an 11 percent decrease from last year's quarter, primarily resulting from a higher mix of refinancing to purchase transactions. Total international title revenues increased $4.0 million, or 20 percent, primarily driven by increased volumes in our Canada and United Kingdom operations.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended March 31,
	2020	2019	% Change

Operating revenues	5.5	14.3	(62)%
Pretax loss	(5.6)	(6.8)	19%

Segment operating revenues declined in the first quarter 2020 versus the prior year's quarter, primarily driven by lower revenues from the search services business due to significantly lower orders from several customers. The segment's results for the first quarter 2020 and 2019 included approximately $5.1 million and $5.5 million, respectively, of net expenses attributable to parent company and corporate operations.

Expenses
Employee costs for the first quarter 2020 increased 5 percent to $135.7 million from $129.3 million in the first quarter 2019, primarily due to increased transaction volumes. As a percentage of total operating revenues, employee costs for the first quarter 2020 improved 270 basis points to 30.4 percent from 33.1 percent in the first quarter 2019.

Other operating expenses decreased 7 percent to $71.9 million in the first quarter 2020 from $77.2 million in the first quarter 2019. This decline primarily resulted from lower outside search fees, reduced rent and other occupancy expenses, and decreased outside consulting expenses. As a percentage of total operating revenues, other operating expenses for the first quarter 2020 improved 370 basis points to 16.1 percent compared to 19.8 percent in the first quarter 2019. Excluding the non-operating charges mentioned above, the other operating expenses ratio for the first quarter 2019 would have been 18.9 percent.

Other
Net cash used by operations improved in the first quarter 2020 to $11.4 million, compared to net cash used of $39.9 million in the prior year quarter, primarily due to the net income generated and lower claim payments in the first quarter 2020.

Other comprehensive loss in the first quarter 2020 was $14.1 million, compared to other comprehensive income of $13.8 million in the first quarter 2019, primarily due to the depreciation of foreign currency exchange rates and the financial market downturn during the first quarter 2020.

First Quarter Earnings Call
Stewart will hold a conference call to discuss the first quarter 2020 earnings at 8:30 a.m. Eastern Time on Thursday, April 23, 2020. To participate, dial (877) 876-9174 (USA) and (785) 424-1669 (International) - access code STCQ120. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/investor-relations/earnings-call.html. The conference call replay will be available from 11:00 a.m. Eastern Time on April 23, 2020 until midnight on April 30, 2020, by dialing (800) 688-7036 (USA) or (402) 220-1346 (International) - the access code is also STCQ120.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions, including the timing and effects of the COVID-19 pandemic; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended March 31,
	2020	2019
Revenues:
Title revenues:
Direct operations	198,283	161,247
Agency operations	242,030	214,863
Ancillary services	5,461	14,282
Total operating revenues	445,774	390,392
Investment income	5,218	4,724
Net realized and unrealized (losses) gains	(11,091)	3,403
	439,901	398,519
Expenses:
Amounts retained by agencies	199,366	176,494
Employee costs	135,652	129,256
Other operating expenses	71,858	77,155
Title losses and related claims	18,632	15,686
Depreciation and amortization	4,231	5,990
Interest	892	1,164
	430,631	405,745
Income (loss) before taxes and noncontrolling interests	9,270	(7,226)
Income tax (expense) benefit	(1,896)	2,442
Net income (loss)	7,374	(4,784)
Less net income attributable to noncontrolling interests	2,197	1,982
Net income (loss) attributable to Stewart	5,177	(6,766)

Net earnings (loss) per diluted share attributable to Stewart	0.22	(0.29)
Diluted average shares outstanding (000)	23,749	23,595

Selected financial information:
Net cash used by operations	(11,360)	(39,883)
Other comprehensive (loss) income	(14,102)	13,761

Monthly Domestic Order Counts:
Opened Orders 2020:	Jan	Feb	Mar	Total	Closed Orders 2020:	Jan	Feb	Mar	Total
Commercial	1,514	1,210	1,429	4,153	Commercial	1,212	1,157	1,259	3,628
Purchase	16,856	17,829	18,951	53,636	Purchase	10,128	10,760	12,827	33,715
Refinancing	14,830	18,707	30,652	64,189	Refinancing	9,053	9,822	12,871	31,746
Other	244	230	256	730	Other	147	169	128	444
Total	33,444	37,976	51,288	122,708	Total	20,540	21,908	27,085	69,533

Opened Orders 2019:	Jan	Feb	Mar	Total	Closed Orders 2019:	Jan	Feb	Mar	Total
Commercial	1,572	1,236	1,490	4,298	Commercial	1,312	929	1,263	3,504
Purchase	16,869	16,963	19,715	53,547	Purchase	9,659	10,401	13,258	33,318
Refinancing	7,584	7,032	8,568	23,184	Refinancing	3,900	4,314	5,029	13,243
Other	521	675	395	1,591	Other	361	340	295	996
Total	26,546	25,906	30,168	82,620	Total	15,232	15,984	19,845	51,061

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	March 31, 2020 (Unaudited)	December 31, 2019
Assets:
Cash and cash equivalents	293,599	330,609
Short-term investments	19,233	23,527
Investments in debt and equity securities, at fair value	612,403	645,039
Receivables – premiums from agencies	24,591	26,405
Receivables – other	40,071	50,067
Allowance for uncollectible amounts	(4,567)	(4,469)
Property and equipment, net	51,292	50,461
Operating lease assets, net	94,922	99,028
Title plants	72,627	72,627
Goodwill	249,946	248,890
Intangible assets, net of amortization	4,495	4,623
Deferred tax assets	4,407	4,407
Other assets	44,847	41,571
	1,507,866	1,592,785
Liabilities:
Notes payable	102,613	110,632
Accounts payable and accrued liabilities	84,974	126,779
Operating lease liabilities	108,333	113,843
Estimated title losses	447,582	459,053
Deferred tax liabilities	27,289	28,719
	770,791	839,026
Stockholders' equity:
Common Stock and additional paid-in capital	188,773	188,279
Retained earnings	562,445	564,392
Accumulated other comprehensive loss	(16,801)	(2,699)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	731,751	747,306
Noncontrolling interests	5,324	6,453
Total stockholders' equity	737,075	753,759
	1,507,866	1,592,785

Number of shares outstanding (000)	23,680	23,709
Book value per share	30.90	31.52

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION
(In thousands of dollars)

Three months ended:	March 31, 2020			March 31, 2019
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	440,313	5,461	445,774	376,110	14,282	390,392
Investment income	5,218	-	5,218	4,724	-	4,724
Net realized and unrealized (losses) gains	(11,091)	- -	(11,091)	3,603	(200)	3,403
	434,440	5,461	439,901	384,437	14,082	398,519
Expenses:
Amounts retained by agencies	199,366	-	199,366	176,494	-	176,494
Employee costs	130,636	5,016	135,652	123,056	6,200	129,256
Other operating expenses	67,149	4,709	71,858	64,427	12,728	77,155
Title losses and related claims	18,632	-	18,632	15,686	-	15,686
Depreciation and amortization	3,821	410	4,231	5,153	837	5,990
Interest	-	892	892	6	1,164	1,164
	419,604	11,027	430,631	384,816	20,929	405,745
Income (loss) before taxes	14,836	(5,566)	9,270	(379)	(6,847)	(7,226)

Appendix A
Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized and unrealized gains and losses and (2) net income after earnings from noncontrolling interests and adjusted for net realized and unrealized gains and losses and other non-operating costs such as merger expenses, office closure costs and litigation expenses (adjusted net income). Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to the most directly comparable GAAP measures for the quarter ended March 31, 2020 and 2019 (dollars in millions, except share and per share amounts).

	Quarter Ended March 31,
	2020	2019	% Change

Total revenues	439.9	398.5
Less: Net realized and unrealized (losses) gains	(11.1)	3.4
Adjusted revenues	451.0	395.1	14%

Net income (loss) attributable to Stewart	5.2	(6.8)
Non-GAAP pretax adjustments:
Net realized and unrealized losses (gains)	11.1	(3.4)
Merger-related expenses	-	2.0
Office closure costs	-	0.7
Litigation expense accruals	-	0.8
Net tax effects of non-GAAP adjustments	(3.0)	-
Non-GAAP adjustments, after taxes	8.1	0.1
Adjusted net income (loss) attributable to Stewart	13.3	(6.7)	293%

Diluted average shares outstanding (000)	23,749	23,595
Adjusted net income (loss) per share	0.56	(0.28)

CONTACT: Nat Otis, SVP - Finance/Investor Relations, (713) 625-8360